CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-1600, 33-22939 and 33-53792) of Cyprus Amax Minerals Company of our report dated July 12, 2000, relating to the financial statements of the Cyprus Amax Minerals Company Savings Plan and Trust, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

July 12, 2000